Exhibit 99.1

Peter Grauer to Join Blackstone’s Board of Directors

New York, January 26, 2016. Blackstone (NYSE:BX) today announced that Peter Grauer has joined its board of directors. Mr. Grauer has been the Chairman of Bloomberg, the global business and financial information company, since March 2001 and joined Bloomberg full time as President and Chief Executive Officer in March of 2002.

Commenting on the appointment, Stephen A. Schwarzman, Blackstone’s Chairman and CEO, said, “We could not be more pleased about the addition of Peter Grauer to our board of directors. He brings a deep knowledge of the financial industry as well as a broad perspective on global business that will be immensely valuable to Blackstone in the years ahead.”

Tony James, President of Blackstone, adds, “Peter and I worked together for a number of years at DLJ, where he helped build one of the most successful private equity businesses in the world, developed an outstanding record and became one of the industry’s leaders. I have no doubt that Peter will add great value to the firm and I look forward to working with him again.”

Added Peter Grauer, “I am thrilled to be joining Blackstone’s board of directors. Blackstone has an unmatched reputation and leadership position in asset management, which I have seen first-hand through my long relationship with Tony and my deep respect for Steve and the firm. I look forward to working with Blackstone as they continue to innovate, launch new products, build and expand the firm globally.”

Prior to joining Bloomberg, Mr. Grauer was a managing director of Donaldson, Lufkin & Jenrette from 1992 to 2000 when DLJ was acquired by Credit Suisse First Boston. He is a founder of DLJ Merchant Banking Partners and DLJ Investment Partners and had also served as a managing director and senior partner of CSFB Private Equity.

Mr. Grauer graduated from the University of North Carolina and the Harvard University Graduate School of Business, Program for Management Development. Mr. Grauer serves as lead director of Davita Health Care Partners, Inc. (NYSE: DVA), a healthcare services company based in Colorado. He is a member of the Business Council, the International Business Council of the World Economic Forum and serves on its Media, Entertainment and Information Industry Board of Governors. He is founding Chairman of the Community of Chairmen at the World Economic Forum. Mr. Grauer is the Senior Independent Director and Chairman of the Nominations and Audit Committees of Glencore. He is also a member of the McKinsey Advisory Council and the Asia Business Council.

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with over $330 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

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